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EXHIBIT 99.2

CONTACT:
PayPal, Inc.
Julie Anderson, 888/337-3533
janderson@paypal.com

PAYPAL REACHES AGREEMENT WITH NEW YORK STATE ATTORNEY GENERAL

Mountain View, August 21, 2002—PayPal, Inc. (Nasdaq: PYPL; www.paypal.com) today announced that it reached an agreement with the New York State Attorney General in his previously announced inquiry into payments made through PayPal's service to online gambling merchants. In an Assurance of Discontinuance made to the New York Attorney General, PayPal has agreed to cease processing payments from its New York members to online gambling merchants by September 1, 2002. PayPal is taking this action in voluntary cooperation with the Attorney General and is not admitting to a violation of law. The Attorney General has agreed to accept PayPal's assurance of discontinuance in lieu of commencing a statutory proceeding. PayPal has also agreed to pay penalties of $200,000 to the State of New York to cover the Attorney General's costs of investigation. As previously announced, eBay Inc. intends to discontinue PayPal's current business operations related to payment processing transactions for merchants involved in online gambling activities after it completes its acquisition of PayPal.

ABOUT PAYPAL

PayPal enables any business or consumer with email to send and receive Internet payments securely, conveniently and cost-effectively. PayPal's network builds on the existing financial infrastructure of bank accounts and credit cards to create a global payment system. Based in Mountain View, California, PayPal is available to users in 38 countries including the United States.

In connection with the transaction referenced in this press release, eBay has filed a Registration Statement on Form S-4 that contains a proxy statement/prospectus with the Securities and Exchange Commission ("SEC"). The Registration Statement is not yet final and will be further amended. Investors and stockholders of PayPal are urged to read the proxy statement/prospectus and any other relevant materials filed by PayPal or eBay with the SEC because they contain, or will contain, important information about PayPal, eBay and the transaction. Investors and stockholders may obtain a free copy of the proxy statement/prospectus and other documents filed by eBay and PayPal with the SEC at the SEC's web site at http://www.sec.gov. Free copies of the final proxy statement/prospectus, when available, and eBay's other filings with the SEC may also be obtained by directing a request to investorrelations@ebay.com. Free copies of PayPal's filings may be obtained by directing a request to investorrelations@paypal.com.

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  EXHIBIT 99.2